10f-3 REPORT

Salomon Brothers Variable Series Funds Inc
Salomon Brothers Variable Small Cap Growth  Fund

January 1,  2003 to June 30, 2003

Issuer:  Southern Union Co
Trade Date:  6/5/2003
Selling Dealer: JP Morgan
Amount:   2,300.00
Price:  16.00
% Received by Fund: 0.02%
% of Issue (1): 2.11% A

(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.
A - Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of  197,700.00


10f-3 Syndicate Reporting Supplement:
Joint / Lead Manager(s):
JP Morgan
Merrill Lynch & Co


Co-Managers (s):
Credit Lyonnais Securities (USA) In
Credit Suisse First Boston Corp
Gilford Securities Inc
Jefferies & Co
Wells Fargo Securities


Co-Lead Manager(s):
Citigroup
Fleet Securities